UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Realty Income Corporation
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2018 PROXY STATEMENT

REALTY INCOME

The Monthly Dividend Company®

April 2, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders (the Annual Meeting) to be held at 9:00 a.m., Pacific Time on May 18, 2018 at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. The business that will be conducted at the Annual Meeting is described in the Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement.

We are pleased with the company’s operating performance in 2017, achieving another year of favorable earnings growth for our stockholders. We invested selectively in high-quality real estate that met our investment strategy, funded the acquisitions with attractively priced permanent and long-term capital, and actively managed our portfolio to maximize value. Additionally, in 2017, Moody’s raised our corporate credit rating to A3, recognizing the consistency of our company’s operations, continued strength of our balance sheet, and track record of performance. The ratings upgrade places us among a few REITs with at least one “A” rating.

As The Monthly Dividend Company®, we remain committed to our mission of providing our stockholders with monthly dividends that increase over time. During 2017, we paid twelve monthly dividends and increased the dividend per share by 5.6% over 2016. I would like to thank our team members for their continued hard work and dedication in achieving our mission. We are proud of our company’s position of strength as we enter 2018 and are committed to continuing to grow your company responsibly.

We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of the company’s achievements during the year, including further improvements to the company’s compensation program and enhancements to our corporate governance practices. After your review, we hope that you will vote at the meeting (either in person or by proxy) in accordance with the Board of Directors’ recommendations.

Your vote is important to us and we appreciate your continued support of our company.

Sincerely,

John P. Case

Chief Executive Officer

Director, Board of Directors

Notice of the 2018

Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the Annual Meeting) of Realty Income Corporation, a Maryland corporation (the company), will be held as follows:

MEETING DATE:	Friday, May 18, 2018
MEETING TIME:	9:00 a.m., Pacific Time
LOCATION:	San Diego Marriott Del Mar
11966 El Camino Real, San Diego, California 92130

RECORD DATE: You may vote if you were a holder of record of our common stock at the close of business on March 8, 2018.

ITEMS OF BUSINESS:

1.	The election of eight director nominees named in this Proxy Statement to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2.	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. At the Annual Meeting, management will report on the current activities of the company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments. All presentation materials shared at the Annual Meeting will be made available on the company’s website at www.realtyincome.com.

PROXY VOTING: Your vote is important. Whether or not you plan to attend our Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or—if you have received and/or requested paper copies of our proxy materials by mail—by signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety before voting.

By Order of the Board of Directors,

Michael R. Pfeiffer

Executive Vice President, General Counsel and Secretary

April 2, 2018

Proxy Summary

The Board of Directors of Realty Income Corporation, a Maryland corporation, is soliciting proxies for the 2018 Annual Meeting of Stockholders (the Annual Meeting) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered at the Annual Meeting and information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

Meeting Date:	Friday, May 18, 2018
Time:	9:00 a.m., Pacific Time
Location:	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130
Record Date:	March 8, 2018

How to Vote

On or about April 2, 2018, we will mail or e-mail a copy of our Proxy Statement, proxy card, and 2017 Annual Report (collectively Proxy Materials) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials which contains instructions on how to request and receive a paper or e-mailed copy of our Proxy Statement and 2017 Annual Report, and how to view these materials online. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

By Internet: www.proxyvote.com 24/7 through May 17, 2018	By Toll-Free Telephone: 1-800-690-6903 24/7 through May 17, 2018	By Mail: Request, complete and return a proxy card by pre-paid mail	In Person: Complete a ballot at the Annual Meeting

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares of common stock at our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2018: This Proxy Statement and our 2017 Annual Report are available on our website at http://investors.realtyincome.com/annual-reports-meetings. You can also view these materials at www.proxyvote.com by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.

Proposal Guide

PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS Our Board of Directors believes that the eight director nominees named herein contribute the breadth of knowledge and experience needed for the advancement of our business strategies and objectives.	4	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2018 and requests stockholders to ratify, confirm, and approve the appointment.	4	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	5	For

Realty Income | 2018 Proxy Statement	1

Proxy Summary

Performance Highlights

We achieved another year of earnings growth in 2017 as measured by Adjusted Funds from Operations (AFFO) per share that allowed us to continue to pay dependable monthly dividends that increase over time.

(1)	For a calculation of AFFO per share, see page 50 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 22, 2018, which also includes a Generally Accepted Accounting Principles (GAAP) reconciliation of this non-GAAP measure.

Our focus on providing dependable monthly dividends that increase over time helps drive strong total stockholder return (TSR) performance.

(1)	TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Data sourced from FactSet as of December 31, 2017.
(2)	Refer to the section titled “2017 Peer Group for 2017 Compensation Decisions” on page 26 for a listing of our net lease proxy peers.

Executive Compensation Highlights

We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan, and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics, including relative TSR. The following are the two primary components of the 2017 plan:

Short-Term Incentive Program (STIP)	Long-Term Incentive Program (LTIP)
Consisted of a variable cash award based primarily on the achievement of short-term operating and financial goals as well as individual performance goals	Consisted of equity compensation based primarily on the achievement of long-term relative TSR performance as well as financial goals over a three-year period

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Proxy Summary

Under both the STIP and LTIP programs, no compensation is awarded for below-threshold performance and maximum payouts were capped at 200% of target. All of the compensation awarded under the programs is at-risk. Approximately 73% of our CEO’s total target direct compensation for the 2017 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics. This figure increased from 70% for the 2016 performance year and 69% for the 2015 performance year. Salary and time based equity make up the remaining 27% of the CEO compensation.

Corporate Governance Highlights

We remain committed to managing the company for the benefit of our stockholders and maintaining good corporate governance practices. In 2018, we further enhanced our corporate governance practices by:

✓ Including proxy access nominating provisions in our Bylaws.

✓ Providing stockholders with the power to directly amend the Bylaws with approval by a majority of the votes entitled to be cast.

In addition to these enhancements, we continue to uphold the following features of our corporate governance practices to maintain the company’s reputation for integrity and serving its stockholders responsibly:

Corporate Governance Highlights
✓ All directors are subject to an annual election with a majority voting standard.	✓ We have a separate independent Chairman and Chief Executive Officer (CEO).
✓ All directors with the exception of our CEO are independent, and all committee members are independent.	✓ Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓ An Enterprise Risk Management evaluation is conducted annually to identify and assess company risk.	✓ Our directors, officers, and other employees are subject to a Code of Business Ethics.
✓ Our Board of Directors has adopted a “whistleblower” policy.	✓ Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.
✓ Our Board of Directors has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.	✓ Our directors and named executive officers have minimum stock ownership requirements.
✓ The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.	✓ We have an 18-month minimum vesting provision on stock options and stock appreciation rights.
✓ Our Board of Directors conduct regular executive sessions of independent directors.	✓ We annually submit “say-on-pay” advisory votes for stockholder consideration and vote.

Stockholder Engagement During 2017

We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices.

✓	Reached out to our 30 largest stockholders, collectively representing approximately 50% of shares outstanding.	✓	Identified and regularly reported consistent themes from the commentary to our Board of Directors.
✓	Discussed various topics with those we engaged with, including stockholder views on various trends in executive compensation and governance best practices.	✓	Considered the input provided by our stockholders and our advisors as our Board of Directors reviewed and considered enhancements to its processes and disclosures.

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Proposals

Proposal 1 - Election of Directors

Our Board of Directors currently consists of eight directors who contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current eight directors for re-election at the Annual Meeting to serve for a one-year term expiring at our annual meeting of stockholders in 2019, and until their respective successors have been duly elected and qualify:

For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 6.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2018. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board and the Audit Committee believes such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2018. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

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Proposals

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers

Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow.

In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics including relative total stockholder return. Our compensation mix rewards for the continued performance of the company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.

In connection with reviewing our compensation program and the 2017 compensation paid to our named executive officers, it is important to consider the company’s excellent performance results achieved during 2017 as well as our long-term TSR performance. During the 3-year performance period ending December 31, 2017, our TSR outperformed the MSCI US REIT Index and the NAREIT Freestanding Index. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 23.

Based on the company’s performance in 2017, our named executive officers were awarded compensation in accordance with our STIP and LTIP, in addition to a fixed compensation component. All of the compensation awarded under the 2017 STIP and LTIP is based on the following performance goals, at-risk, and not guaranteed:

SHORT-TERM INCENTIVE PLAN PERFORMANCE GOALS
Metric AFFO per Share	Weight 40%
Fixed Charge Coverage Ratio	20%
Portfolio Occupancy	10%
Individual Objectives	30%

LONG-TERM INCENTIVE PLAN PERFORMANCE GOALS
Metric TSR Ranking within MSCI US REIT Index	Weight 45%
TSR Ranking within JP Morgan Net Lease Peers	26%
Dividend per Share Growth Rate	16%
Debt-to- EBITDA Ratio	13%

The performance hurdles and weightings for each program are determined by the Compensation Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 23, allows the company to attract and retain talented executives while aligning their interests with stockholders to support long-term value creation. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2019.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Realty Income | 2018 Proxy Statement	5

Board of Directors and Corporate Governance

Director Nominees

The Board of Directors has nominated our current eight directors, identified below, for re-election at the Annual Meeting to serve for a one-year term expiring at our annual meeting of stockholders in 2019, and until their respective successors are duly elected and qualify. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees.

Kathleen R. Allen, Ph.D. Age: 72 Director Since: 2000 Committees: Audit and Technology Risk (Chair) Independent: Yes

Experience

Kathleen R. Allen, Ph.D. is Professor Emeritus at the Marshall School of Business and the founding director of the Center for Technology Commercialization at the University of Southern California (1991-2016). She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies. She was a Visiting Scholar at the Department of Homeland Security where she advised on issues related to technology deployment, including cybersecurity. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.

Qualifications

As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills. With her years of experience in risk management in the areas of business models, investment opportunities, and technology, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

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Board of Directors and Corporate Governance

John P. Case Chief Executive Officer and Director Age: 54 Director Since: 2013 Committees: None Independent: No

Experience

Mr. Case has been the Chief Executive Officer since September 2013. He joined Realty Income in 2010 as Executive Vice President, Chief Investment Officer and served in this capacity until March 2013, when he was promoted to President, Chief Investment Officer. Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker. He began his investment banking career at Merrill Lynch, where he worked for 14 years, and was named a Managing Director in 2000. Following his tenure at Merrill Lynch, Mr. Case was co-head of Americas Real Estate Investment Banking at UBS and later the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. During Mr. Case’s investment banking career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions. Mr. Case currently serves on the board of directors of Duke Realty Corporation (NYSE: DRE) (February 2018 – present) and is also a member of the Board of Trustees of Washington and Lee University. In addition, Mr. Case is extensively involved in the broader real estate industry, serving on the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT), The President’s Council of the Real Estate Roundtable, and as a member of the International Council of Shopping Centers (ICSC).

Qualifications

Mr. Case has demonstrated extensive knowledge of the financial and operating issues facing real estate organizations. His vast experience and understanding of real estate, REITs, and financial strategy has helped guide the company and successfully execute its business plan. In addition, Mr. Case’s knowledge of all aspects of the company’s business positions him as a valuable member of, and contributor to, our Board of Directors.

A. Larry Chapman Age: 71 Director Since: 2012 Committees: Audit and Technology Risk Independent: Yes

Experience

A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (NAREIT), and member and past trustee of the International Council of Shopping Centers (ICSC). He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Qualifications

Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types, provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

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Board of Directors and Corporate Governance

Priya Cherian Huskins Age: 45 Director Since: 2007 Committees: Compensation (Chair), Nominating/Corporate Governance, and Technology Risk Independent: Yes

Experience

Priya Cherian Huskins is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, the board of directors of Woodruff-Sawyer & Co. since 2016, the board of directors of the Silicon Valley Directors’ Exchange (SVDX) since 2013, and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).

Qualifications

With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable component of a well-rounded Board of Directors.

Michael D. McKee Age: 72 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Nominating/Corporate Governance (Chair) Independent: Yes

Experience

Michael D. McKee is Principal at The Contrarian Group (March 2018-present). Mr. Mckee previously served as Executive Chairman of HCP, Inc. (NYSE: HCP) (May 2016-February 2018), Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016) and was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-present), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).

Qualifications

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

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Board of Directors and Corporate Governance

Gregory T. McLaughlin Age: 58 Director Since: 2007 Committees: Audit and Compensation Independent: Yes

Experience

Gregory T. McLaughlin is the President, PGA TOUR Champions and a Senior Vice President with the PGA TOUR in Ponte Vedra Beach, Florida (2014-present). Prior to joining the PGA TOUR, Mr. McLaughlin was President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California (1999-2014), Vice President of Business Development of the Western Golf Association/Evans Scholars Foundation (1993-1999), and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993). He is currently a member of the PGA TOUR Executive Committee.

Qualifications

With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters. His business and legal experience includes tax-exempt status and financing as well as business development, capital raising, and program development. Additionally, his leadership skills in managing a variety of different organizations brings financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valuable member of our Board of Directors.

Ronald L. Merriman Age: 73 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes

Experience

Ronald L. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997). At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000), and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors of Aircastle Limited (NYSE: AYR) (2006-present) and serves as the chairman of its audit committee (2006-present) and on the compensation committee (2012-present). Additionally, Mr. Merriman serves on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-present) and was formerly the chairman of its audit committee. Mr. Merriman formerly served on the board of directors of Haemonetics Corporation (NYSE: HAE) (2005-2017).

Qualifications

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

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Board of Directors and Corporate Governance

Stephen E. Sterrett Age: 62 Director Since: 2014 Committees: Compensation and Technology Risk Independent: Yes

Experience

Stephen E. Sterrett retired as the Senior Executive Vice President and Chief Financial Officer of Indianapolis-based Simon Property Group, Inc., an S&P 100 company, in December 2014. Mr. Sterrett joined the Simon organization in 1988, was named Treasurer in 1993, and was the Chief Financial Officer from 2000 until his retirement. Prior to joining Simon Property Group, Inc., he was a Senior Manager with the international accounting firm of Price Waterhouse. Mr. Sterrett serves on the boards of Berry Plastics Group, Inc. (NYSE: BERY) and Equity Residential (NYSE: EQR).

Qualifications

As the former Chief Financial Officer of Simon Property Group, Inc., Mr. Sterrett has direct experience with matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance and capital markets. His experience as a Chief Financial Officer in the REIT industry brings to our Board of Directors a comprehensive understanding of matters unique to REITs and enables him to make significant contributions to our Board of Directors.

Committees of the Board

Our Board of Directors has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The Board also has one special purpose committee, the Technology Risk Committee, which provides governance and oversight of the possible risks associated with the company’s technology and information systems. Each committee is composed entirely of independent directors within the meaning of our director independence standards, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.

Each committee operates under a written charter, all of which were reviewed by their respective committees during 2017. Our Nominating/Corporate Governance Committee updated its charter in February 2018, and the Audit Committee updated its charter in 2017. The Technology Risk Committee established its charter in connection with its formation in May 2015. In March 2018, the Board of Directors extended the duration of the Technology Risk Committee such that this committee will be deemed terminated, if not re-appointed, by the Board of Directors on or before December 31, 2018. Our Board of Directors may, from time to time, establish certain other committees to facilitate oversight over the management of the company. The charters of each of our standing committees are available on our company’s website at www.realtyincome.com/investors/corporate-governance/board-committees.

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Board of Directors and Corporate Governance

AUDIT COMMITTEE
Responsibilities
Members:	■	Oversee compliance with legal and regulatory requirements;
	■	Oversee the integrity of our financial statements; and
Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin	■	Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
Independent: All Meetings in 2017: 8		•	The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;
		•	The independence and qualifications of the independent registered public accounting firm;
		•	The compensation of the independent registered public accounting firm;
		•	The performance of our internal audit function; and
		•	Any proposed significant accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the Securities and Exchange Commission (the SEC) independence requirements for audit committee membership.

COMPENSATION
COMMITTEE

Responsibilities
Members: Priya Cherian Huskins (Chair) Michael D. McKee Gregory T. McLaughlin Stephen E. Sterrett Independent: All Meetings in 2017: 8	■	Establish remuneration levels for our executive officers;
	■	Review significant employee benefits programs;
	■	Establish and administer executive compensation programs;
	■	Conduct an annual review of our compensation philosophy and incentive programs to ensure they reflect the company’s risk management philosophies, policies and processes;
	■	Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation to help determine and approve his compensation;
	■	Review and approve all executive officers’ employment agreements and severance arrangements as applicable;
	■	Manage and annually review executive officer short-term and long-term incentive compensation; and
	■	Set performance metrics under all short-term and long-term incentive compensation plans as appropriate.

Our Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, the NYSE director independence standards (including those applicable to Compensation Committee members), are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Committee to the extent permitted by applicable law.

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Board of Directors and Corporate Governance

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Responsibilities
Members: Michael D. McKee (Chair) Priya Cherian Huskins Ronald L. Merriman Independent: All Meetings in 2017: 3	■	Provide counsel to our Board of Directors on the broad range of issues concerning the composition and operation of the Board of Directors;
	■	Develop and review the qualifications and competencies required for membership on our Board of Directors;
	■	Review and interview qualified candidates to serve on our Board of Directors;
	■	Oversee the structure, membership, and rotation of the committees of our Board of Directors;
	■	Review the compensation of our Board of Directors;
	■	Assess the effectiveness of the Board of Directors and executive management;
	■	Oversee succession planning for our executive management;
	■	Review and consider developments in corporate governance to ensure that best practices are being followed; and
	■	Board refreshment.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices which includes the Corporate Governance Guidelines that govern the operation of the Board of Directors.

TECHNOLOGY RISK
COMMITTEE

Responsibilities
Members: Kathleen R. Allen, Ph.D. (Chair) A. Larry Chapman Priya Cherian Huskins Stephen E. Sterrett Independent: All Meetings in 2017: 2	■	Review and assess risks, including cyber security, associated with the company’s technology and information systems;
	■	Receive and review reports from management or other third party organizations on key metrics for the company’s technology and information systems; and
	■	Provide guidance on matters specifically related to the company’s technology and information systems.

It is intended for the Technology Risk Committee to be of limited duration and to help engage in assessing any potential technology risks at the company. The Technology Risk Committee will be deemed terminated, if not re-appointed, by the Board of Directors on or before December 31, 2018.

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Board of Directors and Corporate Governance

Corporate Governance

We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.

Bylaw Amendments

On March 13, 2018, the Board of Directors amended our Bylaws to permit stockholders to amend our Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of our common stock pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least one percent of the outstanding shares of our common stock for at least one year (the “Ownership Threshold”). A stockholder proposal submitted under Article XII of the Bylaws (Amendment of Bylaws) may not alter or repeal (i) the section of the Bylaws, which provides for indemnification of directors and officers of the Company or (ii) the section of the Bylaws, which addresses procedures for amendment of the Bylaws, in either case, without the approval of the Board of Directors.

The Company believes the Ownership Threshold enables stockholders who hold a meaningful stake in the Company for more than a brief period of time to propose binding amendments to our Bylaws. In that regard, the Company considered that, based on the most recently available public filings made by stockholders as of March 8, 2018, (i) approximately 41% of the Company’s outstanding shares of common stock are owned by stockholders that each own at least 1% or more of the Company’s outstanding shares of common stock and (ii) approximately 59% of the Company’s outstanding shares of common stock are owned by stockholders that each own at least 0.2% or more of the Company’s outstanding shares of common stock.

Corporate Governance Guidelines

Our company has adopted Corporate Governance Guidelines, which were updated in February 2018, that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Director meetings, Board of Director committees, management succession, evaluation and compensation of named executive officers, expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. A current copy is available on our company’s website at www.realtyincome.com.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to our directors, officers, and other employees. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. A current copy is available on our company’s website at www.realtyincome.com/investors/corporate-governance. We intend to disclose any future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such waiver, or as otherwise required by the SEC or the NYSE.

Whistleblower Policy

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited.

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Board of Directors and Corporate Governance

This prohibition means that our directors, officers, other employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Clawback Policy

Our Board of Directors has voluntarily adopted a formal clawback policy which applies to outstanding awards and will apply to future awards. Our clawback policy provides that the company may recover certain cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:

(i)	a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any named executive officer, and
(ii)	a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the financials or operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct. As applicable SEC regulations are adopted, we will reassess our clawback policy and implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.

Social Responsibility and Ethical Standards

An extension of our mission is our commitment to being socially responsible and conducting our business according to the highest ethical standards. Our employees are awarded compensation that is in line with those of our peers and competitors, including generous healthcare benefits for employees and their families, participation in a 401(k) plan with a matching contribution by Realty Income, competitive paid time-off benefits, and an infant-at-work program for new parents. We also have a long-standing commitment to equal employment opportunity and adhere to all Equal Employer Opportunity Policy guidelines. Our employees have access to members of our Board of Directors to report anonymously, if desired, any suspicion of misconduct by any member of our senior management or executive team. We apply the principles of full and fair disclosure in all of our business dealings, and we encourage all of our directors, officers, and other employees to conduct our business in accordance with the highest standards of moral and ethical behavior, in each case, as outlined in our Corporate Code of Business Ethics. We are also committed to dealing fairly with all of our customers, suppliers, and competitors.

Realty Income and its employees have taken an active role in supporting communities through civic involvement with charitable organizations and corporate donations. Focusing our impact on our social responsibility, our non-profit partnerships have resulted in approximately 725 employee volunteer hours during 2017, principally through our partnership with San Diego Habitat for Humanity. Our employees have also provided educational services to at-risk youth, senior citizens, funding to local foodbanks, and toys for underserved children. Our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

Environmental Practices

Our focus on environmental conservationism is demonstrated by how we manage our day-to-day activities at our corporate headquarters. At our headquarters, we promote energy efficiency and encourage practices such as powering down office equipment at the end of the day, implementing file-sharing technology and automatic “duplex mode” to limit paper use, adopting an electronic approval system, carpooling to our headquarters, and recycling paper waste. In 2017, we sent more than 32,700 pounds of paper to our off-site partner for recycling.

With respect to other recycling and reuse practices, we encourage the use of recycled products and the recycling of materials used in our operations. Cell phones, wireless devices and office equipment are recycled or donated whenever possible.

In addition, our headquarters building was retrofitted according to the State of California energy efficiency standards (specifically following California Green Building Standards Code and Title 24 of the California Code

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of Regulations), with features such as an automatic lighting control system with light-harvesting technology, a Building Management System that monitors and controls energy use, an energy-efficient PVC roof and heating and cooling system, LED lighting, and drought-tolerant landscaping with recycled materials.

In 2017, we formed an internal “Green Team” whose mission is to encourage environmentally-friendly choices to further reduce our environmental impact as a company. To achieve this mission, the Green Team creates and executes strategies to promote sustainability internally and tracks the progress of their efforts.

The properties in our portfolio are primarily net leased to our tenants, and each tenant is ultimately responsible for maintaining the buildings including controlling their energy usage and the implementation of environmentally sustainable practices at each location. We actively communicate and work with our tenants to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities.

Our Asset Management team has engaged with renewable energy development companies to identify assets that would maximize energy efficiency initiatives throughout our property portfolio. These initiatives include solar energy arrays, battery storage, and charging stations. In addition, we continue to explore regional opportunities with our tenants in order to qualify for city and county renewable energy or energy efficiency programs.

More information on our social responsibility and environmental practices can be found on our company’s website at http://www.realtyincome.com/about-realty-income/corporate-responsibility.

Director Selection Process

Director Qualifications

Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:

•	Personal and professional integrity, ethics, values, and absence of conflicts of interest;
•	Experience in corporate governance, for example as an officer or former officer of a public company;
•	Experience in our industry and a general business understanding of major issues facing public companies;
•	Experience as a member of the board of directors of another publicly-held company;
•	Ability to fairly and equally represent all stockholders of the company and time to devote to being a director;
•	Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;
•	Academic expertise in an area of our operations and achievement in one or more applicable fields;
•	Background in financial capital markets and accounting matters; and
•	Diversity in terms of background, expertise, perspective, age, gender, and ethnicity.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify nominees for directors. Current members who are willing to continue service and who have qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated.

As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has, at times in the past, retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future, may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee and will be considered and processed accordingly.

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Board of Directors and Corporate Governance

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 18.

Recommendations received before November 3, 2018 or after December 3, 2018 (more than 150 days or less than 120 days prior to the first anniversary of the date the company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2019 Annual Meeting” in this Proxy Statement on page 57. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Proxy Access

The company’s stockholders also possess the right to nominate candidates for election to the Board through “proxy access” provisions of our Bylaws. On March 13, 2018, the Board of Directors amended our Bylaws to adopt a proxy access right for stockholders, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors then serving on the Board of Directors, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Case, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent, which standards mirror NYSE independence requirements.

Non-Executive Independent Chairman of the Board

The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Case serves as our CEO. The Board of Directors believes this is the most appropriate structure at this time because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Case. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our company. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board of Director levels, and facilitates appropriate risk response

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strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.

In addition to the overall risk oversight that our Board of Directors provides, each of our committees exercises its own oversight related to the risks associated with the responsibilities of that committee:

•	The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, internal controls, policies and procedures for monitoring and mitigating those risks;
•	The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions;
•	The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and
•	The Technology Risk Committee monitors the risks associated with the company’s technology, information systems and cybersecurity.

By dividing responsibilities as such, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicates a portion of their meetings to review and discuss specific risk topics in greater detail.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.

Named Executive Officers. The total compensation is established after the Compensation Committee determines the appropriate performance metrics to best align the interests of management with those of our stockholders. The short-term incentive program metrics are based on financial, operational, and individual goals. The long-term incentive program metrics are primarily based on our TSR performance relative to our peers, a value creation goal, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

All Other Employees. Non-named executive officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our company. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our company.

Meetings and Attendance

Our Board of Directors met 13 times during 2017. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors, and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our Board of Director members attended our 2017 annual meeting of stockholders.

To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the six executive sessions held during 2017.

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Board of Directors and Corporate Governance

Communications with the Board

Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:

Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary mpfeiffer@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

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Director Compensation

The Nominating/Corporate Governance Committee is responsible for reviewing the compensation of the Board of Directors. Compensation for the independent directors of our Board of Directors during 2017 consisted of an annual cash retainer and an additional cash retainer for acting as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors as set forth below. In addition, each independent director receives an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan. Lastly, independent directors received Board of Director and committee meeting fees of $1,000 per meeting attended in person and $500 for telephonic attendance.

POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER
Board of Directors – Member (including Non-Executive Chair)	4,000	$15,000
Board of Directors – Non-Executive Chair	—	35,000
Audit Committee Chair	—	18,000
Compensation Committee Chair	—	15,000
Nominating/Corporate Governance Committee Chair	—	10,000
Technology Risk Committee Chair	—	10,000
(1)	The value of the annual equity retainer is variable, based on the closing share price on the date of grant.

Our directors received the following aggregate amounts of compensation for the year ended December 31, 2017:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Kathleen R. Allen, Ph.D. (3)	$41,500	$212,840	$—	$254,340
John P. Case(4)	—	—	—	—
A. Larry Chapman(3)	31,500	212,840	—	244,340
Priya Cherian Huskins(3)	48,500	212,840	—	261,340
Michael D. McKee(3)	74,500	212,840	—	287,340
Gregory T. McLaughlin(3)	35,000	212,840	10,000	257,840
Ronald L. Merriman(3)	50,000	212,840	—	262,840
Stephen E. Sterrett(3)	30,500	212,840	—	243,340
(1)	On May 16, 2017, the date of our 2017 Annual Meeting of Stockholders, each non-employee director received 4,000 shares of restricted stock with a grant date fair value of $212,840, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 16, 2017 of $53.21, as prescribed by Accounting Standards Codification Topic 718. All of these restricted stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and include dividends paid from the date of grant.
(2)	Amount represents the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (Crest), a wholly owned subsidiary of Realty Income.
(3)	As of December 31, 2017, the non-employee directors did not hold any stock options. Other than Messrs. Chapman and Sterrett who held 8,001 and 8,002 shares of unvested restricted stock, respectively, the non-employee directors did not hold any shares of restricted stock.
(4)	Mr. Case, our Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest during 2017. His compensation is reflected as part of the “Summary Compensation Table” on page 38.

Stock Awards for Directors

The 2012 Incentive Award Plan provides that upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. This annual equity grant of 4,000 shares is specifically provided for in the 2012 Incentive Award Plan, which has been approved by our stockholders. The vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:

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Director Compensation

YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately

Changes to Director Compensation for 2018

In November 2017, the Nominating/Corporate Governance Committee reviewed a report it received from FPL on director compensation. Based on its review, the Nominating/Corporate Governance Committee recommended a revised compensation plan to better align director compensation with market practices. The Board of Directors subsequently approved the plan. Compensation for the independent directors of our Board of Directors for 2018 will consist of a base annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors in amounts as set forth below. Each independent director will continue to receive an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan. There will no longer be Board of Director and committee meeting fees for attendance.

POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER
Board of Directors – Member (including Non-Executive Chair)	4,000	$25,000
Board of Directors – Non-Executive Chair	—	35,000
Audit Committee Chair	—	25,000
Compensation Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	10,000
Technology Risk Committee Chair	—	10,000
(1)	The value of the annual equity retainer is variable, and will be based on the closing share price on May 18, 2018.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

Director Stock Ownership Guidelines

Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director will be required, within five years of January 1, 2013, to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board of Directors, without reference to committee service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2017 of $15,000, or $75,000, divided by the closing price of our common stock as of December 29, 2017 of $57.02, which equals a minimum share ownership requirement of 1,315 shares.

All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2017, each director subject to the guidelines met or exceeded the stock ownership requirements.

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Executive Officers of the Company

The following table sets forth certain information as of the record date of March 8, 2018 concerning our executive officers:

NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
John P. Case Chief Executive Officer	54	Mr. Case’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 6.
Sumit Roy President and Chief Operating Officer	48	Mr. Roy has been our President since November 2015 and our Chief Operating Officer since October 2014. He served as Executive Vice President, Chief Investment Officer from October 2013 to November 2015. Prior to that, he served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP.
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	52	Mr. Meurer has been our Executive Vice President, Chief Financial Officer and Treasurer since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).
Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary	57	Mr. Pfeiffer has been our Executive Vice President, General Counsel and Secretary since May 2002. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.
Neil M. Abraham Executive Vice President, Chief Investment Officer	46	Mr. Abraham has been our Executive Vice President, Chief Investment Officer since November 2015. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York (2007-2015). Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

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Executive Officers of the Company

NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Benjamin N. Fox Executive Vice President, Portfolio and Asset Management	38	Mr. Fox has been our Executive Vice President, Portfolio & Asset Management since January 2018. He joined us in 2007 and served as Senior Vice President, Asset and Portfolio Management (2015-2017), Vice President, Asset Management (2013-2015), Vice President of Strategic Investments (2011-2013), and Acquisitions Director (2007-2011) before being promoted to his current position. Prior to joining us, Mr. Fox worked in investment banking at JPMorgan and in merchant banking at Cappello Capital.
Sean P. Nugent Senior Vice President, Controller	45	Mr. Nugent has been our Senior Vice President, Controller since January 2017. Prior to that, he was our Vice President, Controller, a position he held from 2014 to December 2016. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.

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Executive Compensation

Compensation Discussion and Analysis

This section discusses the compensation policies and programs for the following executive officers of the company (the named executive officers or NEOs):

NAME	CURRENT TITLE
John P. Case	Chief Executive Officer
Sumit Roy	President and Chief Operating Officer
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary
Neil M. Abraham	Executive Vice President, Chief Investment Officer

Executive Summary

The primary objectives of our compensation program are to:

✓	Align the interests of management with those of stockholders;
✓	Link executive compensation to the company’s short-term and long-term performance; and
✓	Attract, motivate and retain highly qualified executive officers through competitive compensation arrangements.

We continue to adhere to best in class compensation and corporate governance practices as set forth in the following table:

WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X	Do NOT allow for uncapped award opportunities
✓	DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	X	Do NOT provide any perquisites to our named executive officers
✓	DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	X	Do NOT permit executives officers or directors to pledge or hedge our securities
✓	DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	X	Do NOT incentivize excessive risk taking
✓	DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk taking behavior	X	Do NOT pay accrued dividends on performance shares unless and until they vest
✓	DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	X	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
✓	DO employ the services of an independent compensation consultant that reports to the Board of Directors	X	Do NOT provide for excise tax gross ups
✓	DO grant performance-based equity, which is at-risk and not guaranteed	X	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan

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Executive Compensation

2017 Performance

It is important to review and acknowledge the company’s performance results for the year and management’s execution of our strategy to support and grow monthly dividends for our stockholders. We focus on the following key areas when executing our strategy:

Continued our disciplined acquisition strategy, targeting well-located, freestanding, singe-tenant commercial properties at favorable risk-adjusted returns.

✓	We sourced $30.4 billion in real estate acquisition opportunities, and remained selective in our investment strategy, acquiring $1.52 billion, just 5% of the amount sourced.
✓	We remained committed to diversifying our portfolio by tenant industry, geography, and a certain extent property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2017, 46% of our annualized rental revenue was generated from investment-grade tenants.

Actively managed our portfolio to further enhance stockholder value

✓	We achieved a high level of year-end occupancy of 98.4%, matching our 10-year high for year-end occupancy.
✓	We recaptured 106% of expiring rent on properties released during the year.
✓	We disposed of $166 million of non-strategic assets and redeployed that capital into properties that better fit our investment strategy.

Maintained a conservative balance sheet

✓	We ended the year with a fixed charge coverage ratio of 4.8x, increasing our coverage by 60 basis points compared to last year.
✓	We ended the year with a Debt-to-EBITDA ratio of 5.5x, reducing our leverage by 20 basis points compared to last year.*
✓	Our conservative balance sheet was recognized, among other factors, with Moody’s Investor Service upgrade of our credit rating to “A3”.

* For a calculation of Debt-to-EBITDA, see page 48 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 22, 2018, which also includes a Generally Accepted Accounting Principles (GAAP) reconciliation of this non-GAAP measure.

The company’s positive performance results, and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2017 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.

Strategic Planning

Our goal is to continue managing the company in a manner that supports sustainable, long-term value creation for stockholders. The Board of Directors frequently reviews and discusses the company’s strategy as part of regularly scheduled Board meetings. The discussions allow the Board to assess further potential opportunities and threats to the business and properly position the company to continue to perform in the future. The company’s named executive officers and additional members of management, including the company’s in-house research department, participate in the discussions on topics such as e-commerce and other disruptive technologies, changing demographics, the macroeconomic and political landscape, and their implications for our company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The company also supports the Board’s participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board meetings and strive to stay in front of emerging trends by making adjustments to our strategy as needed.

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Executive Compensation

Favorable Say-on-Pay Vote

We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, with above 94% of the votes cast approving the advisory say-on-pay vote during each of the last five years. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the company’s performance and long-term value creation for our stockholders.

Stockholder Engagement

During 2017, we continued to engage and interact with our stockholders through various means of communication, including in-person meetings, conferences, phone calls and emails. We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices.

Our outreach efforts for this proxy season included reaching out to our 30 largest stockholders, collectively representing approximately 50% of shares outstanding as of September 30, 2017. During our conversations with them, we discussed various topics including their views on executive compensation and governance best practices. In general, stockholders were satisfied with our current programs, as evidenced by our approval percentages above. Any consistent themes from this stockholder commentary are reported regularly to our Nominating/Corporate Governance Committee, Compensation Committee, and Board of Directors. This dialogue allows our Directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board considers the input provided by our stockholders and our advisors as it reviews and considers enhancements to its processes and disclosures.

Compensation Process

In addition to say-on-pay results and feedback from stockholders, the Compensation Committee also considers other factors in evaluating our executive compensation programs, including but not limited to:

•	The Compensation Committee’s assessment of the alignment of our compensation program with our financial and operational objectives;
•	Retention and recognition of individual contribution towards our performance;
•	Recommendations provided by its independent consultant; and
•	A review of peer data.

Each factor is evaluated in the context of the Compensation Committee’s responsibility to act in the company’s best interests.

Compensation Consultant

In 2017, the Compensation Committee retained FPL Associates, L.P. (FPL), a nationally-known independent executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation Committee.

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Executive Compensation

The consulting services provided by FPL include:

✓	Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation Committee;
✓	Providing peer information to assist the Compensation Committee in selecting the appropriate peer group;
✓	Benchmarking the compensation for the named executive officers against the appropriate peer group;
✓	Identifying the appropriate mix between compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
✓	Discussing market-based incentive programs, including performance metrics and target, within the peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
✓	Reviewing an overview of industry trends related to human capital across the entire real estate industry.

FPL reports to the Compensation Committee and works with management as directed by the Compensation Committee. The Compensation Committee retains the right to terminate or replace FPL at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage other consultants and advisors as required.

Through review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2017.

Peer Group Data

The Compensation Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash payments, equity awards, and long-term performance awards. Prior to approving the 2017 incentive compensation program the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2017 performance. The Compensation Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and in light of each named executive officer’s contribution to performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.

2017 Peer Group for 2017 Compensation Decisions

The Compensation Committee with the help of FPL periodically reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. The Compensation Committee met in January 2017 to review the peer group to be used for 2017 compensation decisions (2017 Peer Group) and decided to make the following modifications to the 2017 Peer Group, as recommended by FPL:

Given our company’s continued growth during 2016, the Compensation Committee determined that substitutions were warranted to ensure that our total and equity market capitalization remained near the median of the peer group for 2017. Boston Properties, Inc., Ventas, Inc. and Vornado Realty Trust were added to incorporate additional best-in-class S&P 500 REITs that were slightly larger in size in terms of both total and equity market capitalization. DDR Corp. and SL Green Realty Corp. were removed based on relative size and additional factors described below. Our 2017 Peer Group consists of the following 18 public real estate companies:

2017 PEER GROUP
Avalon Bay Communities, Inc.	National Retail Properties, Inc.*
Boston Properties, Inc.	Spirit Realty Capital, Inc.*
Digital Realty Trust, Inc.	The Macerich Company
Equinix, Inc.	UDR, Inc.
Essex Property Trust, Inc.	Ventas, Inc.
Federal Realty Investment Trust	VEREIT, Inc.*
HCP, Inc.	Vornado Realty Trust
Host Hotels & Resorts, Inc.	W.P. Carey, Inc.*
Kimco Realty Corporation	Welltower, Inc.

*Denotes a net lease peer

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Executive Compensation

The companies in our 2017 Peer Group focus on a variety of asset classes with similar lease types, and those that are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. All companies selected were less than 2 times our size based on total market capitalization.

2017 Peer Group Comparison (1)

(in billions)

(1)	As of December 31, 2016, the 2017 Peer Group had total market capitalization ranging from approximately $8.9 billion to $32.3 billion, placing us in the 53rd percentile of our peer group. In terms of equity market capitalization, we were in the 56th percentile of our peer group.

The Compensation Committee evaluates our peer group periodically and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers.

Management Involvement

In setting compensation for named executive officers, the Compensation Committee solicits input from the CEO concerning each of the other named executive officers other than himself. In addition, from time to time, the Compensation Committee will direct management to work with the Compensation Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation Committee with a report of the company’s operating and financial results for the past fiscal year relative to the company’s performance metrics. He also discusses his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.

Elements of Compensation

In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. All of our equity incentives are intended primarily to align named executive officers’ long-term interests with stockholders’ long-term interests although we believe they also play a role in helping us reward performance, attract, and retain top executives.

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Executive Compensation

The following table outlines the primary elements of our 2017 executive compensation program:

ELEMENT	OBJECTIVE SERVED
Base Salary	Fixed base pay rewards performance of core job duties and recognizes individual achievements, contributions, and experience.
Short-term Incentive Program	Variable cash compensation motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance, align the interests of executives with stockholders, and facilitates executive retention.
Long-term Incentive Program	Variable equity compensation motivates executives to achieve long-term financial goals, such as relative total stockholder return, balance sheet strength, and consistency of our dividend.
Equity Based Incentive Awards – Restricted Shares (Time-Based)	Fixed equity compensation that vests over future periods fosters retention and aligns the named executive officers’ interest with the long-term interests of our stockholders.

Incentive Programs and Performance Metrics

In February 2017, following consultation with and based on the recommendations of FPL, the Compensation Committee approved changes to the design of the STIP and LTIP programs applicable to the company’s NEOs for 2017. While the Compensation Committee preserved much of the previous incentive compensation program in terms of the categories used to measure performance, they recalibrated the mix of cash versus equity targeted under the programs and increased each named executive officers’ total target compensation, to collectively better align with median levels of peer compensation. Consistent with peer compensation practices, the Compensation Committee also adjusted the bandwidth of earnings potential above target, with an increased maximum payout of 200% of target, and a corresponding level of enhanced rigor to achieve maximum performance to further motivate and reward outstanding performance. These changes resulted in (i) increased total target compensation for each NEO from the 2016 levels, (ii) a reduction in the target bonus opportunity in the STIP, now awarded in cash, and (iii) a greater proportion of 2017 total target compensation tied to long-term performance objectives, awarded in equity. The impact of these changes is a shift in the composition of the program which is now weighted heavier in equity, along with a greater portion of compensation tied to long-term, three-year performance.

CEO 2016 Cash vs Equity Mix                              CEO 2017 Cash vs Equity Mix

To effectuate these changes to the 2017 program, the company and Mr. Case entered into an amendment to Mr. Case’s employment agreement which provided for the following:

✓	Reduced Mr. Case’s targeted annual cash performance bonus from no less than 200% of his base salary to no less than 150% of his base salary, and
✓	Removed the provision which required that no less than 50% of his annual equity awards be in the form of time-based awards.

Each year, the Compensation Committee, with input from FPL, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2017 performance year align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders.

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Executive Compensation

Total Target Direct Compensation

The Compensation Committee worked with FPL, the Compensation Committee’s independent consultant, to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable compensation. As an initial reference point, the Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Committee to ensure pay is competitive for the individual and account for their tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation Committee reviewed the median and aggregate total target direct compensation within our peer group based on market data provided in January 2017 by FPL. When establishing total target direct compensation levels for each named executive officer, the Compensation Committee gave consideration and special emphasis to individuals’ personal contributions to the organization, as well as skill sets, qualifications, and experience, seeking to incentivize high performing named executive officers with competitive pay, consistent with peer group median compensation levels. After review and consideration, the Compensation Committee approved the following total target direct compensation and structure for 2017 compensation. Total target direct compensation for 2017 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of restricted shares. In the aggregate, the 2017 total target direct compensation established for the named executive officers approximated the estimated peer group median. Additionally, Mr. Case’s 2017 total target direct compensation approximated the estimated 2017 peer group median.

TOTAL TARGET DIRECT COMPENSATION
EXECUTIVE	2016	2017
John P. Case	$6,250,000	$7,025,000
Sumit Roy	3,000,000	3,500,000
Paul M. Meurer	2,100,000	2,250,000
Michael R. Pfeiffer	1,500,000	1,750,000
Neil M. Abraham	1,250,000	1,600,000
Total	$14,100,000	$16,125,000

For our CEO, the Compensation Committee used the following structure for determining the various elements of direct compensation payable for 2017:

Set forth below is a table that illustrates the application of the structure for 2017 compensation decisions for our CEO.

CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
ANNUAL SALARY	TARGET STIP CASH AWARD	TARGET LTIP PERFORMANCE SHARES	ANNUAL RESTRICTED SHARES	TOTAL TARGET DIRECT COMPENSATION
$925,000	$1,600,000	$3,500,000	$1,000,000	$7,025,000

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Executive Compensation

CEO Total Target Direct Compensation

The Compensation Committee believes that a significant portion of executive compensation should be at-risk and tied to our performance in order to best align management’s interests with those of our stockholders. In 2017, approximately 73% of our CEO’s total target direct compensation consisted of compensation that is at-risk based on achievement of certain objective performance metrics. Similar guiding principles were used for our other named executive officers, resulting in comparable percentages of at-risk compensation.

General Note to Discussion of Pay Components

Some of the components of 2017 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the Summary Compensation Table on page 38. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation Committee awards time-based restricted stock equity compensation after the performance year, upon the successful completion of the external year-end audit process. Therefore, time-based equity awards granted in February 2017 for the 2016 performance year are shown in the Summary Compensation Table as 2017 compensation. As discussed above, the 2017 incentive program is weighted heavier in long-term performance shares which were also granted in February 2017. This resulted in the largest components of equity compensation for the 2016 and 2017 performance years included in 2017 stock awards in the Summary Compensation Table. The time-based restricted stock equity awards for 2017 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.

Base Salaries

In connection with its review of fiscal 2016 performance, and in consideration of the increased responsibilities that come with the continued growth of the company, the Compensation Committee decided to increase the base salaries paid to all of our named executive officers commencing on January 1, 2017. When making its decision to increase 2017 salaries, the Compensation Committee sought to incentivize high performing named executive officers with competitive pay, consistent with peer group median compensation levels. The 2016 and 2017 base salaries are reflected in the table below.

NAMED EXECUTIVE		SALARIES FOR FISCAL YEAR
OFFICER	PRINCIPAL POSITION IN 2017	2016	2017
John P. Case	Chief Executive Officer	$875,000	$925,000
Sumit Roy	President, Chief Operating Officer	525,000	550,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	450,000	475,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	420,000	450,000
Neil M. Abraham	Executive Vice President, Chief Investment Officer	335,000	375,000

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Executive Compensation

Short-Term Incentive Program (STIP)

During February 2017, the Compensation Committee approved the 2017 STIP, which is structured so that the named executive officers’ annual incentive awards closely align with the company’s operating and financial performance. The components of the 2017 STIP were as follows:

Objective Company Performance Criteria – Weighted 70%
Individual Performance – Weighted 30%
✓ All of the compensation awarded under this program was at-risk.
✓ No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.
✓ Awards were paid entirely in the form of cash.

Objective Company Performance Criteria—70%

The company performance criteria, weightings, and amounts that can be earned under the 2017 STIP, in addition to our actual performance and amounts earned for 2017 performance, are set forth in the following table:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2017 ACTUAL	2017 % EARNED (2)
AFFO per share(1)	40%	$2.95	$3.02	$3.10	$3.06	150%
Fixed charge coverage ratio	20%	3.0x	3.3x	3.7x	4.8x	200%
Portfolio occupancy	10%	96.75%	98.00%	98.70%	98.40%	157%
Total Weighted Payout Prior to Individual Performance						165%
(1)	AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Refer to page 50 of the company’s most recently filed 10-K for a reconciliation of AFFO to net income.
(2)	The Compensation Committee used interpolation for results between threshold and maximum criteria. Performance in excess of maximum goals was capped at 200% of target payout for that measure.

The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the AFFO per share metric were increased from 2016 with the maximum payout exceeding the top end of the company’s AFFO per share earnings guidance range for 2017. The target goals for the fixed charge coverage ratio, a liquidity metric, and portfolio occupancy, an operational metric, remained unchanged, with a slight increase in the maximum goal for portfolio occupancy. These goals are established each year after reviewing the company’s financial and operating projections, including the level of upcoming lease expirations. For these two metrics, the company achieved record-high results to attain at or near maximum payouts, including in 2017 when we matched our 10-year high year-end occupancy rate and achieved a record-high fixed charge coverage ratio. Accordingly, the Compensation Committee believes that these goals remain rigorous, requiring the company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollover to achieve payouts in excess of target for these metrics.

Individual Performance – 30%

As a component of the STIP, individual performance is used by the Compensation Committee to reward individual goals achieved. The Compensation Committee used the following process to establish individual performance goals and assess individual performance at the end of the performance year.

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Executive Compensation

✓	At the beginning of 2017, our Compensation Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers.
✓	In November 2017, the Compensation Committee reviewed the individual performance objectives.
✓	The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation Committee the percentages that should be earned under this individual performance component.
✓	The Compensation Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.
✓	The Compensation Committee engaged in a review of the CEO’s performance as it relates to the company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under this individual performance component.

The Compensation Committee incorporated the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.

John P. Case—200%

Mr. Case successfully executed our business plan, leading the company to favorable financial and operating results. Under his leadership, AFFO per share increased 6.3%, substantially above our long-term average earnings growth rate, which allowed us to increase our dividends paid per common share by 5.6% in 2017. He also effectively led the senior management team in the achievement of their objectives in all areas of the business. Throughout the year, Mr. Case actively engaged with stockholders and other constituencies to communicate the company’s results and strategic vision. He continues to play a key role in our Board’s ongoing strategic reviews in order to properly position the company to continue to perform in the future. Additionally, Mr. Case leverages his leadership and involvement in other related organizations, such as the Executive Board of NAREIT and President’s Council of The Real Estate Roundtable, to further develop the company’s reputation in the broader real estate industry. The Compensation Committee determined that his performance well-exceeded his objectives.

Sumit Roy—200%

Mr. Roy executed our operational strategy during the year by remaining focused on optimizing efficiencies throughout the organization. In 2017, our general and administrative expense as a percentage of rental revenue was 5.0%, the lowest amongst our peers in the net lease sector. He continues to capitalize on the scalability of our business model while ensuring the appropriate resources and structure are in place to effectively position the company for its continued growth. Additionally, he chairs our Investment Committee, and he oversaw the active management of our existing portfolio to maximize value by achieving high occupancy, above-average re-leasing rates, and strategically selling non-core assets. The Compensation Committee determined that his performance well-exceeded his objectives.

Paul M. Meurer—150%

Mr. Meurer was instrumental in the company accessing the capital markets in 2017, raising approximately $1.4 billion in equity capital and issuing $2.0 billion in unsecured bonds. He led the execution of the company’s capital raising effort, which helped fund our acquisitions activity, reduce our leverage, and extend the average term on our debt. In 2017, Moody’s Investors Service raised our corporate credit rating on our senior unsecured notes and bonds to “A3” giving us the highest credit rating in the net lease sector. The Compensation Committee determined that his performance exceeded his objectives.

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Executive Compensation

Michael R. Pfeiffer—100%

Mr. Pfeiffer successfully provided oversight and legal expertise for the $1.5 billion of acquisitions closed during the year, and the approximate $3.4 billion of combined equity and long-term debt capital raised. He also continued to enhance the company’s risk management oversight and streamline the internal legal processes to ensure efficiency. The Compensation Committee determined that his performance met his objectives.

Neil M. Abraham—100%

Mr. Abraham successfully executed our investment and research strategy during the year. In 2017, we invested $1.5 billion in high-quality real estate properties at attractive yields. We achieved this level of acquisitions while remaining selective and disciplined with our investment strategy, acquiring just 5% of the $30.4 billion of acquisition opportunities sourced. The Compensation Committee determined that his performance met his objectives.

The incentive opportunities and the total actual incentive award earned by each named executive officer for 2017 under the STIP are set forth in the table below. Our CEO’s 2017 target incentive opportunity was established based on the total target direct compensation structure outlined on page 29. For our other named executive officers, the target incentive opportunities were intended to be between 23% and 26% of each individual’s 2017 total target direct compensation level. The earned incentive award was paid in cash in February 2018.

2017 Incentive Opportunities and Earned Incentive Compensation under the STIP

	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	MAXIMUM ANNUAL INCENTIVE(1)	PERCENTAGE OF MAXIMUM EARNED(2)	ACTUAL 2017 INCENTIVE EARNED
John P. Case	$1,600,000	$3,200,000	87.9%	$2,811,429
Sumit Roy	825,000	1,650,000	87.9%	1,449,643
Paul M. Meurer	593,750	1,187,500	80.4%	954,241
Michael R. Pfeiffer	450,000	900,000	72.9%	655,714
Neil M. Abraham	375,000	750,000	72.9%	546,429
(1)	The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
(2)	Captures the weighted average percentage achieved based on the company performance criteria and the individual performance criteria.

Long-Term Incentive Program (LTIP)

During February 2017, the Compensation Committee approved the grant of 2017-2019 performance shares to each named executive officer. The following is a summary of the key metrics criteria and terms:

Relative TSR Performance – Weighted 71%

Debt-to-EBITDA Ratio – Weighted 13%

Dividend per share Growth Rate – Weighted 16%

✓	Long-term performance shares were awarded in February 2017 and will be earned based on our performance over the three-year period from January 2017 to December 2019.
✓	No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.
✓	50% of the performance shares earned based on the achievement of the performance goals during the 2017-2019 performance period will vest on January 1, 2020, and the remaining 50% will vest on January 1, 2021, subject to continued service with the company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.
✓	The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2017 through the date on which the shares are issued.

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Executive Compensation

Specifically, the performance measures and weightings for the 2017-2019 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%(1)	TARGET 100%	MAXIMUM 200%(1)
TSR position within MSCI US REIT Index(2)	45%	35th Percentile	55th Percentile	80th Percentile (or greater)
TSR position within J.P. Morgan Net Lease Peer Group(2)	26%	35th Percentile	55th Percentile	80th Percentile (or greater)
Debt-to-EBITDA Ratio	13%	6.3x	6.0x	5.5x (or less)
Dividend per share Growth Rate	16%	2.0%	6.0%	12.0%
(1)	The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.
(2)	TSR is calculated by comparing the trailing 20-trade-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2016.

We are a member of the MSCI US REIT Index, which is a broad REIT index, and the J.P. Morgan Net Lease Peer Group. Both indices are used to measure performance between REITs within and across the subsectors. The Compensation Committee selected the J.P. Morgan Net Lease Peer Group, a group of peers categorized as “triple net lease REITs” included in the J.P. Morgan REIT database published by J.P. Morgan North American Equity Research, in order to provide a set of companies that are more comparable to Realty Income in terms of lease type. There are many ways to compare our performance to each of these indices. The Compensation Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2017-2019 performance period. The Compensation Committee believes that these goals remain rigorous, specifically the relative TSR metrics which require the company to outperform the indices to even achieve payouts at target. The Debt-to-EBITDA ratio and dividend per share growth rate metrics require the company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividend in order to achieve payouts in excess of target for these metrics.

The long-term performance shares granted in February 2017 to our named executive officers are as follows:

NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE	PERFORMANCE SHARES GRANTED AT TARGET(1)
John P. Case	$3,500,000	52,846
Sumit Roy	1,652,778	24,955
Paul M. Meurer	918,750	13,872
Michael R. Pfeiffer	661,111	9,982
Neil M. Abraham	661,111	9,982
(1)	The number of performance shares granted at target value reflect the grant date fair value of $68.75 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $47.61 per share, plus $21.14 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate.

Time-Based Restricted Shares

The Compensation Committee grants restricted share awards on an annual basis, which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the interests of stockholders, and (iv) operate as a retention mechanism for key members of management.

In connection with the determination of the 2017 compensation program, the Compensation Committee proposed initial 2017 annual restricted share award values to be granted in February 2018. The proposed annual award values for all NEOs were reviewed and approved on February 16, 2018 and will vest evenly over four years commencing on January 1 of the year following the grant. The time-based restricted shares granted are as follows:

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Executive Compensation

NAMED EXECUTIVE OFFICER	RESTRICTED SHARE DOLLAR VALUE	ANNUAL RESTRICTED SHARES GRANTED(1)
John P. Case	$1,000,000	20,016
Sumit Roy	472,222	9,452
Paul M. Meurer	262,500	5,254
Michael R. Pfeiffer(2)	188,889	3,780
Neil M. Abraham	188,889	3,780

(1)	Annual restricted shares reflect the actual number of shares that were granted by the Compensation Committee on February 16, 2018 for all NEOs. The number of annual restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price of our common stock on the date of grant, February 16, 2018, of $49.96, and rounded down to the nearest whole number.
(2)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

2015 LTIP Award Payout

In February 2018, the Compensation Committee certified percentage achievement for the 2015-2017 performance shares that were granted in February 2015, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2017:

PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 150%	2017 ACTUAL	% EARNED
TSR position within MSCI US REIT Index	50%	35th Percentile	55th Percentile	75th Percentile (or greater)	71st Percentile	140.3%
TSR less TSR of the NAREIT Freestanding Index	20%	−150 bps	+75 bps	+300 bps (or greater)	+225 bps	133.4%
Debt-to-EBITDA Ratio	10%	6.3x	6.0x	5.5x (or less)	5.5x	150%
Dividend Per Share Growth Rate	20%	2%	6%	10%	15.3%	150%

For purposes of these metrics, TSR was calculated by comparing the trailing 20-trade-day average stock price at the end of the performance period, December 31, 2017, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2014. Based on achievement above target performance levels for all metrics, each named executive officer received 141.8% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining fifty percent are units subject to time vesting through January 1, 2019. The following table sets forth the performance shares earned by each NEO under the 2015 LTIP. Mr. Abraham did not receive a 2015 LTIP award payout, as he was not an executive officer during that performance year.

NAMED EXECUTIVE OFFICER	TARGET PERFORMANCE SHARES GRANTED	PERFORMANCE SHARES EARNED
John P. Case	19,230	27,270
Sumit Roy	12,158	17,241
Paul M. Meurer	9,884	14,016
Michael R. Pfeiffer	7,746	10,984

Restricted Shares Granted in February 2017 for 2016 Performance

Our time-vesting, restricted share and restricted share unit awards are typically granted after fiscal year-end in recognition of the company’s prior year performance under the performance metrics for that year. For a discussion of restricted share awards that were granted in February 2017 under our 2016 STIP and restricted share awards granted in February 2017, which were intended to be compensation for 2016, see pages 30 to 33 of the company’s 2017 Proxy Statement filed with the SEC on April 3, 2017.

Restricted Share Vesting

Our restricted shares and restricted share units typically vest 25% per year on January 1, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the company.

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Executive Compensation

The Compensation Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.

Given that Mr. Pfeiffer is eligible for retirement prior to the end of the vesting period, he was granted RSUs in February 2017 and February 2018 instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares upon vesting. The RSUs have dividend equivalents that pay out concurrently on the payment date of the dividend, regardless of the vested status of the RSUs. This provides the RSUs with the same economic rights as shares of restricted stock, which are entitled to cash dividends on the dividend payment date.

Changes to 2018 Incentive Programs

In February 2018, the Compensation Committee adopted the 2018 STIP and LTIP with the same performance goal categories and substantially similar weightings to those used in the 2017 program. The 2018 Peer Group used for 2018 compensation decisions is consistent with the 2017 Peer Group listed on page 26. Below is the 2018 target incentive opportunity established by the Compensation Committee in February 2018:

NAMED EXECUTIVE OFFICER	2018 BASE SALARY	2018 TARGET STIP(1)	2018 TARGET LTIP(2)	2018 TOTAL TARGET COMPENSATION
John P. Case	$1,000,000	$1,850,000	$5,300,000	$8,150,000
Sumit Roy	550,000	935,000	2,315,000	3,800,000
Paul M. Meurer	525,000	656,250	1,318,750	2,500,000
Michael R. Pfeiffer	450,000	500,000	850,000	1,800,000
Neil M. Abraham	385,000	385,000	880,000	1,650,000
(1)	The 2018 STIP will be awarded entirely in cash.
(2)	The 2018 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately seventy-eight percent of the NEOs’ 2018 LTIP opportunity is in the form of performance shares and twenty-two percent in the form of time-vesting restricted stock or RSUs.

Severance and Change in Control Arrangements

Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment.

The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.

✓	Qualifying Termination
✓	Change in Control Termination
✓	Death
✓	Disability
✓	For our CEO, a non-renewal of his employment agreement

Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 42. The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation.  The agreements were designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with best practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.

Other Benefits and Policies

We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the company and coverage under a health and disability insurance program.

Executive Stock Ownership Requirements

Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s CEO and the other named executive officers to closely align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our CEO, four times base salary for our President, and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became subject to the guidelines. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to achieve the requirement.

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Executive Compensation

All vested and unvested restricted share and RSU awards qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers:

NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(1)	STOCK OWNERSHIP AS OF DECEMBER 31, 2017(2)
John P. Case	5x base salary	87,565	191,598
Sumit Roy	4x base salary	39,726	84,522
Paul M. Meurer	3x base salary	26,448	47,550
Michael R. Pfeiffer	3x base salary	26,448	46,686
Neil M. Abraham	3x base salary	18,817	14,803
(1)	The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date they become subject to this requirement, and then by converting such amount to a fixed number of shares based on the company’s average closing common stock price for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.
(2)	As of December 31, 2017, all of our named executive officers satisfied their ownership requirements, except for Mr. Abraham, who became subject to the requirements on November 30, 2015 and has until November 30, 2020 to achieve the requirement.

Tax Considerations

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. The Board, after considering the potential impact of the application of Section 162(m) and future guidance of the new rules, reserves the right to provide compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the company and its stockholders.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting of stockholders and in Realty Income’s 2017 Annual Report on Form 10-K.

Submitted on March 13, 2018 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Priya Cherian Huskins, Chair

Michael D. McKee

Gregory T. McLaughlin

Stephen E. Sterrett

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the same by reference.

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Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the named executive officers), for the fiscal years ended December 31, 2017, 2016 and 2015. In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.

NAME AND PRINCIPAL POSITION IN 2016	YEAR	SALARY(1)	STOCK AWARDS(2)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	ALL OTHER COMPENSATION(5)	TOTAL
John P. Case	2017	$925,000	$6,180,152	$2,811,429	$126,764	$10,043,345
Chief Executive Officer	2016	875,000	4,361,823	3,093,750	9,468	8,340,041
	2015	825,000	3,073,391	2,842,583	9,468	6,750,442
Sumit Roy	2017	550,000	2,666,419	1,449,643	68,786	4,734,848
President, Chief Operating Officer	2016	525,000	3,006,348	1,460,627	8,940	5,000,915
	2015	475,000	1,665,108	1,251,813	8,940	3,400,861
Paul M. Meurer	2017	475,000	1,550,480	954,241	67,082	3,046,803
Executive Vice President, Chief Financial Officer and Treasurer	2016	450,000	1,285,143	871,000	9,468	2,615,611
	2015	425,000	976,184	851,278	9,468	2,261,930
Michael R. Pfeiffer	2017	450,000	1,060,783	655,714	60,960	2,227,457
Executive Vice President, General Counsel and Secretary	2016	420,000	950,383	494,000	10,788	1,875,171
	2015	400,000	752,477	459,911	10,788	1,623,176
Neil M. Abraham(6)	2017	375,000	1,006,242	546,429	9,090	1,936,761
Executive Vice President, Chief Investment Officer	2016	335,000	902,777	431,167	33,940	1,702,884

(1)	The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officer under our 401(k) retirement plan.
(2)	For 2017, the amounts shown represent the grant date fair value of restricted stock grants on February 14, 2017 based on 2016 performance under our 2016 STIP and annual time-based restricted stock program and the grant date fair value of performance share grants on February 14, 2017, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718. Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $68.75 per share, using a multifactor Monte Carlo simulation model, based on two market conditions associated with TSR performance goals, valued at $47.61 per share, plus $21.14 per share for the two performance conditions of debt-to-EBITDA ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $6.57 determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions and employing the $68.75 per share valuation for the February 14, 2017 grant, are as follows:

NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
John P. Case	$3,633,277	$6,914,348
Sumit Roy	1,715,709	3,265,100
Paul M. Meurer	953,730	1,815,003
Michael R. Pfeiffer	686,283	1,306,039
Neil M. Abraham	686,283	1,306,039
(3)	The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 16, 2018, which represents the restricted share awards earned by each of the named executive officers, including the restricted share units earned by Mr. Pfeiffer, based on 2017 performance under our annual time-based restricted stock program. See footnote 4 to the “Grants of Plan-Based Awards Table.”
(4)	This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2017 STIP are paid entirely in the form of cash. The amounts earned under the 2016 and 2015 STIP were paid two-thirds in cash and one-third in shares of restricted stock. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 31 for more information.

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Compensation Tables

(5)	The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2017, and dividends paid on earned performance shares.

NAMED EXECUTIVE OFFICER	401(k) MATCHING CONTRIBUTIONS	GROUP TERM LIFE INSURANCE PAYMENTS	DIVIDENDS ON EARNED PERFORMANCE SHARES
John P. Case	$8,100	$1,518	$117,146
Sumit Roy	8,100	990	59,696
Paul M. Meurer	8,100	1,518	57,464
Michael R. Pfeiffer	8,100	2,838	50,022
Neil M. Abraham	8,100	990	—

(6)	Mr. Abraham became a named executive officer during 2016, accordingly, we are only presenting compensation for 2017 and 2016.

Narrative to Summary Compensation Table

Each of our named executive officers is party to an employment agreement, which, in material part, establishes a minimum salary and provides for certain severance benefits, as described under “Potential Payments upon Termination or Change in Control” below. The employment agreements for each of our named executive officers, other than Mr. Case, continue until terminated by either party. The minimum salaries of our named executive officers are equal to their current salaries.

In connection with Mr. Case’s appointment to CEO, the company and Mr. Case entered into an Amended and Restated Employment Agreement (the Case Employment Agreement), effective September 3, 2013 through December 31, 2016. The Agreement was automatically renewed during 2016, and is effective through December 31, 2018, unless terminated earlier. Under the Case Employment Agreement, Mr. Case will serve as CEO, and will report to the Board of Directors. The Case Employment Agreement provides for a minimum annual base salary of $800,000 in each calendar year starting in 2014, subject to increase at the discretion of the Compensation Committee. In February 2017, the company and Mr. Case entered into an amendment to the Case Employment Agreement. The amendment reduced Mr. Case’s targeted annual cash performance bonus from no less than 200% of his base salary to no less than 150% of his base salary, and removed the provision which required that no less than 50% of his annual equity awards be in the form of time-based awards.

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Compensation Tables

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2017. These awards consist of cash bonus amounts pursuant to the 2017 STIP, restricted stock awards pursuant to the 2016 STIP, time-based restricted stock awards pursuant to the 2016 compensation program, and performance shares granted pursuant to the 2017 LTIP. Additionally, we have provided supplemental information in footnote 4 with respect to stock awards pursuant to the 2017 STIP granted in February 2018, and time-based restricted stock awards granted in February 2018 that is considered 2017 compensation.

	GRANT	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NEO	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	STOCK OR UNITS(3)(4)	AWARDS(5)(6)
John P. Case	2/14/2017	—	—	—	—	—	—	25,450	$1,546,875
	2/14/2017	—	—	—	—	—	—	16,453	1,000,000
	2/14/2017	—	—	—	26,423	52,846	105,692	—	3,633,277
		$800,000	$1,600,000	$3,200,000	—	—	—	—	—
Sumit Roy	2/14/2017	—	—	—	—	—	—	12,015	730,313
	2/14/2017	—	—	—	—	—	—	3,626	220,397
	2/14/2017	—	—	—	12,478	24,955	49,910	—	1,715,709
		412,500	825,000	1,650,000	—	—	—	—	—
Paul M. Meurer	2/14/2017	—	—	—	—	—	—	7,165	435,500
	2/14/2017	—	—	—	—	—	—	2,653	161,250
	2/14/2017	—	—	—	6,936	13,872	27,744	—	953,730
		296,875	593,750	1,187,500	—	—	—	—	—
Michael R. Pfeiffer	2/14/2017	—	—	—	—	—	—	4,063	247,000
	2/14/2017	—	—	—	—	—	—	2,098	127,500
	2/14/2017	—	—	—	4,991	9,982	19,964	—	686,283
		225,000	450,000	900,000	—	—	—	—	—
Neil M. Abraham	2/14/2017	—	—	—	—	—	—	3,546	215,584
	2/14/2017	—	—	—	—	—	—	1,718	104,375
	2/14/2017	—	—	—	4,991	9,982	19,964	—	686,283
		187,500	375,000	750,000	—	—	—	—	—
(1)	These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2017 performance. These targets were established by the Compensation Committee on February 14, 2017. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 31. The actual cash paid in February 2018 for performance in 2017 are listed under 2017 in the “Summary Compensation Table” on page 38 as “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown as granted on February 14, 2017 reflect the Threshold, Target, and Maximum awards for the 2017-2019 performance shares granted under the LTIP and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 33. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. Each performance share earned vests 50% at the end of the applicable performance period, and 50% one year later.
(3)	The February 14, 2017 stock awards shown in the first row of this column reflect the grants to NEOs under the STIP for 2016 performance, made in February 2017, at a price of $60.78. These awards are described in the “Restricted Shares Granted in February 2017 for 2016 Performance” section on page 35.
(4)	The February 14, 2017 stock awards shown in the second row of this column reflect the annual grants of time-based restricted stock made in February 2017, at a price of $60.78, based on 2016 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 16, 2018, representing the annual grants of restricted stock intended as 2017 compensation and granted in February 2018. Thus, the following chart reflects all grants made as compensation for 2017 performance:

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Compensation Tables

NAMED EXECUTIVE OFFICER	EQUITY AWARDS ANNUAL GRANT(a)	PERFORMANCE SHARES GRANTED UNDER 2017 LTIP	TOTAL STOCK AWARD COMPENSATION FOR 2017	TOTAL 2017 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE
John P. Case	$1,000,000	$3,633,277	$4,633,277	$6,180,152
Sumit Roy	472,222	1,715,709	2,187,931	2,666,419
Paul M. Meurer	262,500	953,730	1,216,230	1,550,480
Michael R. Pfeiffer(b)	188,889	686,283	875,172	1,060,783
Neil M. Abraham	188,889	686,283	875,172	1,006,242

(a)	The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 14, 2018 of $49.96 by the number of shares of restricted stock awarded in February 2018 for 2017 performance, as prescribed under ASC Topic 718.
(b)	Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted RSUs instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

(5)	For restricted stock granted on February 14, 2017, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $60.78 by the number of restricted stock awards. Fair value for performance shares granted on February 14, 2017 was estimated on the date of grant at $68.75 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $47.61 per share, plus $21.14 per share for the performance conditions of debt-to-EBITDA ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $6.57 per share determined for the DERs associated with the market conditions. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
(6)	The Compensation Committee grants restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

Outstanding Equity Awards Table as of December 31, 2017

The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2017. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2017.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2017(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
John P. Case(4)	151,102	$8,615,836	127,164	$7,250,863
Sumit Roy(5)	75,297	4,293,435	70,862	4,040,523
Paul M. Meurer(6)	39,232	2,237,009	50,755	2,894,050
Michael R. Pfeiffer(7)	30,263	1,725,596	39,680	2,262,525
Neil M. Abraham(8)	13,770	785,165	19,666	1,121,355
(1)	The amounts in this column represent the portion of restricted stock awards and units that were granted from 1/4/13 through 12/31/17 to the named executive officers and that were unvested at 12/31/17.

(2)	Market value has been calculated by multiplying the closing market price of our common stock at 12/29/17 of $57.02 per share by the outstanding shares of restricted stock awards for each named executive officer.

(3)	This column represents unvested performance shares and units earned for the 2014-2016 and 2015-2017 performance periods based on actual performance. In February 2017 and 2018, the Compensation Committee certified percentage achievement for the 2014-2016 performance shares that were granted in April 2014 and 2015-2017 performance shares that were granted in February 2015, respectively, based on our performance relative to the metrics during each of the three-year performance periods. This column also includes, the performance shares as if they were earned at the maximum level for the 2016-2018 performance periods, since company performance is currently between target and maximum levels for this performance period. The performance shares for the 2017-2019 performance period represent shares earned at the target level since company performance is between threshold and target levels for this performance period. The number of performance shares earned for these open performance periods will be determined at the end of each performance period, and will vest in 50% increments on the first and second January after the three-year performance periods.

(4)	The restricted stock awards for Mr. Case vest according to the following schedule: 49,296 shares vest on 1/1/18, 869 shares vest on 3/11/2018, 4,606 shares vest on 11/10/18, 40,252 shares vest on 1/1/19, 4,606 shares vest on 11/10/19, 27,529 shares vest on 1/1/20, 4,606 shares vest on 11/10/20, and 19,338 shares vest on 1/1/21.

(5)	The restricted stock awards for Mr. Roy vest according to the following schedule: 22,981 shares vest on 1/1/18, 348 shares vest on 3/11/2018, 2,303 shares vest on 11/10/18, 19,328 shares vest on 1/1/19, 2,303 shares vest on 11/10/19, 14,875 shares vest on 1/1/20, 2,303 shares vest on 11/10/20, and 10,856 shares vest on 1/1/21.

(6)	The restricted stock awards for Mr. Meurer vest according to the following schedule: 14,334 shares vest on 1/1/18, 921 shares vest on 11/10/18, 10,895 shares vest on 1/1/19, 921 shares vest on 11/10/19, 6,568 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 4,671 shares vest on 1/1/21.

Realty Income | 2018 Proxy Statement	41

Compensation Tables

(7)	The restricted stock and restricted stock unit awards for Mr. Pfeiffer vest according to the following schedule: 12,242 shares vest on 1/1/18, 174 shares vest on 3/11/2018, 921 shares vest on 11/10/18, 7,883 shares vest on 1/1/19, 921 shares vest on 11/10/19, 4,319 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 2,881 shares vest on 1/1/21.
(8)	The restricted stock awards for Mr. Abraham vest according to the following schedule: 2,751 shares vest on 1/1/18, 921 shares vest on 11/10/18, 2,752 shares vest on 1/1/19, 921 shares vest on 11/10/19, 2,751 shares vest on 1/1/20, 922 shares vest on 11/10/20, and 2,752 shares vest on 1/1/21.

Stock Vested During 2017 Table

The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2017. None of the named executive officers held or exercised any stock options in 2017.

	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)(2)	VALUE REALIZED ON VESTING(3)
John P. Case	64,758	$3,769,910
Sumit Roy	31,036	1,808,270
Paul M. Meurer	24,763	1,448,356
Michael R. Pfeiffer	22,562	1,318,463
Neil M. Abraham	2,356	134,308
(1)	For Messrs. Case, Roy, Meurer and Pfeiffer, this includes the portion of their stock awards that vested on January 1, 2017, February 14, 2017, and November 10, 2017. For Mr. Abraham, this includes the portion of his stock awards that vested on January 1, 2017 and November 10, 2017.
(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.
(3)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.

No Pension Benefits or Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interest.

Potential Payments Upon Termination or Change in Control

Employment Agreements. Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. We are party to two separate forms of employment agreements, one for Mr. Case and another for the other named executive officers. The employment agreements provide that the named executive officers will be entitled to receive severance payments upon a “Qualifying Termination” which is defined as:

✓	a termination by us without “cause,”
✓	for our CEO, a termination for “good reason,” or
✓	for our named executive officers other than the CEO, a “constructive termination” by the executive as applicable.

Our named executive officers are also entitled to receive severance payments if a Qualifying Termination occurs within twelve months after a change in control (these terms are further defined in the employment agreements). In addition, our equity award agreements provide certain rights in connection with a change in control and a Qualifying Termination of employment.

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Compensation Tables

Case Employment Agreement. The employment agreement, as amended, for Mr. Case was entered into in connection with his appointment to CEO in September 2013, and was amended in February 2017. The employment agreement, as well as the restricted stock award agreements and performance share award agreements, stipulate the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times his “bonus amount,” which is generally defined to mean the average of the last three years’ cash bonus paid to Mr. Case (for a termination in 2017 or later)
•	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
•	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
•	all of Mr. Case’s unvested time-based restricted stock granted shall immediately vest, and his outstanding performance awards would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time he was employed during the performance period through the termination date
Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to thirty-six months’ base salary
•	an amount equal to three times his bonus amount, as defined above
•	a pro-rated portion of his target bonus for the year of termination
•	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
•	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
•	all of Mr. Case’s unvested time-based restricted stock shall immediately vest, and his other outstanding performance awards would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time he was employed during the performance period through the change in control
Death or Disability
•	a payment equal to twelve months’ base salary
•	a payment equal to his bonus amount, as defined above
•	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
•	company-paid healthcare continuation coverage for Mr. Case and his dependents for a period of twelve months after the termination date, or until Mr. Case or his dependents, as applicable, become covered under another group medical insurance plan, whichever occurs first
•	in the case of death, his heirs will be entitled to life insurance benefits under our group life insurance program
•	all of Mr. Case’s unvested time-based restricted stock shall immediately vest and all of the target number of performance shares would be accelerated, if during the performance period. If following the end of the performance period, Mr. Case will vest in the remaining unvested performance shares

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Compensation Tables

Termination due to Non-renewal of Employment Agreement
•	a payment equal to eighteen months’ base salary
•	a payment equal to one and one-half times his bonus amount, as defined on the previous page
•	any accrued and unpaid wages and accrued but unused vacation pay, as well as any earned but unpaid annual bonus with respect to the prior fiscal year
•	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first
•	all of Mr. Case’s unvested time-based restricted stock shall immediately vest and all performance-based equity awards would be accelerated. Performance share vesting is based on performance through the termination date

Employment Agreement for Other Named Executive Officers. The employment agreements, as amended, for our named executive officers other than the CEO, as well as the restricted stock award agreements and performance share award agreements, stipulate the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twelve months’ base salary
•	an amount equal to the average of the last three years’ cash bonus paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•	continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first
•	all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date
Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonuses paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•	continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
•	all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

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Compensation Tables

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•	if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares
•	in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full
•	in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled

Change in Control without a Qualifying Termination. Vesting of outstanding restricted stock awards that were granted prior to December 2015 accelerate in the event of a change in control without a Qualifying Termination. Restricted stock awards granted after December 2015 accelerate only if there is a Qualifying Termination following a change in control. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.

Retirement. None of the named executive officers were retirement eligible as of December 31, 2017. In the event that an executive officer retires, which can occur after a named executive officer turns 60 and has provided ten years of service, the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted. Effective January 2015, in the event of a retirement (employing the same 60 years old plus ten years of service definition), restricted stock awards granted after this date will become fully vested. Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.

Upon Mr. Case’s “retirement,” which can occur after Mr. Case turns 60 and has provided at least ten consecutive years of service as an employee of the company, all then-outstanding equity awards held by Mr. Case will vest in full, with the exception of any performance shares, which vest at 100% of target.

Termination for Cause. Upon termination for failure to perform duties, the named executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.

Termination by Named Executive Officer. The named executive officer may also terminate the agreement at any time, upon two weeks notice to the company, which will not result in any severance payments.

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Compensation Tables

Termination and Change in Control Scenario Table

The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2017 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, (iv) employment terminated due to death or disability, or (v) with respect to Mr. Case only, his employment terminated due to the company’s non-renewal of the employment agreement. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 29, 2017 was $57.02 per share and is used to calculate equity values for the following table.

NEO AND TRIGGER	SEVERANCE PAYMENTS(1)	BONUS PAYMENTS(2)	MEDICAL BENEFITS(3)	VALUE OF ACCELERATED EQUITY AWARDS(4)	LIFE INSURANCE BENEFIT(5)	TOTAL
John P. Case
Qualifying Termination	$1,850,000	$8,643,270	$23,000	$13,269,999	—	$23,786,269
Change in Control Termination	2,775,000	11,559,191	23,000	13,269,999	—	$27,627,190
Change in Control	—	—	—	8,071,656	—	$8,071,656
Death or Disability	925,000	5,727,350	23,000	15,278,851	600,000	$22,554,201
Non-renewal of Employment Agreement	1,387,500	7,185,310	23,000	15,866,853	—	$24,462,663
Sumit Roy
Qualifying Termination	550,000	1,387,361	23,000	6,996,658	—	$8,957,019
Change in Control Termination	1,100,000	2,774,722	34,500	6,996,658	—	$10,905,880
Change in Control	—	—	—	4,126,956	—	$4,126,956
Death	—	—	—	7,945,281	600,000	$8,545,281
Disability	—	—	—	3,651,846	—	$3,651,846
Paul M. Meurer
Qualifying Termination	475,000	892,173	23,000	4,319,379	—	$5,709,552
Change in Control Termination	950,000	1,784,346	34,500	4,319,379	—	$7,088,225
Change in Control	—	—	—	3,096,699	—	$3,096,699
Death	—	—	—	4,846,700	600,000	$5,446,700
Disability	—	—	—	2,609,691	—	$2,609,691
Michael R. Pfeiffer
Qualifying Termination	450,000	536,542	23,000	3,383,814	—	$4,393,356
Change in Control Termination	900,000	1,073,084	34,500	3,383,814	—	$5,391,398
Change in Control	—	—	—	2,569,397	—	$2,569,397
Death	—	—	—	3,763,263	600,000	$4,363,263
Disability	—	—	—	2,037,667	—	$2,037,667
Neil M. Abraham
Qualifying Termination	375,000	434,199	23,000	1,343,011	—	$2,175,210
Change in Control Termination	750,000	868,398	34,500	1,343,011	—	$2,995,909
Change in Control	—	—	—	557,846	—	$557,846
Death	—	—	—	1,722,460	600,000	$2,322,460
Disability	—	—	—	937,295	—	$937,295
(1)	Amount represents 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination, for all officers excluding Mr. Case. For Mr. Case, the amount represents 24 months base salary in the case of a Qualifying Termination, 36 months base salary in the case of a Change in Control Termination, 12 months base salary in the case of Death or Disability, and 18 months base salary in the case of Non-renewal of Employment Agreement.
(2)	Amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2017, 2016 and 2015 (includes amounts presented as non-equity incentive compensation awarded for 2017, 2016 and 2015 performance in the Summary Compensation Table) for all officers excluding Messrs. Abraham and Case. For Mr. Abraham, the amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2017, 2016 and 2015. For Mr. Case, the amount represents two times his bonus amount (which is equal to the average of his last three years’ cash bonus paid of $2,915,920) in the case of a Qualifying Termination, three times his bonus amount in the case of a Change in Control Termination, his bonus amount in the case of Death or Disability, and 1.5 times his bonus amount in the case of Non-renewal of Employment Agreement. In addition to these amounts, we have included his 2017 STIP Award of $2,811,429 for each of the scenarios above, which represents earned but unpaid compensation. Amounts do not include bonus amounts earned for 2017 performance for any other named executive officer.
(3)	Amount represents estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination, for all officers excluding Mr. Case. For Mr. Case this amount represents continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination, a Change in Control Termination, Death or Disability, and Non-renewal of Employment Agreement.

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Compensation Tables

(4)	Amount represents the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock awards. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2017 are multiplied by our common stock closing price on December 29, 2017 of $57.02 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2017” on page 41, which reflects unvested performance shares and units earned for the 2014-2016 and 2015-2017 performance periods based on actual performance, performance shares as if they were earned at the maximum level for the 2016-2018 performance periods, since company performance is currently between target and maximum levels for this performance period. The performance shares for the 2017-2019 performance period represent shares earned at the target level since company performance is between threshold and target levels for this performance period. The performance shares are pro-rated for the amount of time passed under each outstanding performance period, except no such pro-rating occurs for Mr. Case in the event of a termination due to non-renewal of his employment agreement. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 29, 2017 stock price. Not included in the table is the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability for all named executive officers other than Mr. Case. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2017” on page 41.
(5)	Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2017. This amount is calculated as two times the 2017 base salary of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on our employees’ base salaries for 2017. Regularly scheduled employees newly hired or on leave during 2017 were assumed to have worked for the entire 2017 measurement period. We captured all employees as of December 31, 2017, consisting of approximately 154 individuals all located in the U.S. We then determined the annual total compensation of our median employee, which includes base salary for 2017, annual cash bonus earned for 2017, the grant date fair value of equity awards granted during the 2017 measurement period, health care costs paid by the company, matching 401(k) contributions, and the cost of term life insurance paid by the company. The annual total compensation of our median employee for 2017 was $114,692. Our Chief Executive Officers’ annual total compensation for 2017 was $10,066,345, which includes compensation as disclosed in the Summary Compensation Table on page 38 and health care costs paid by the company. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 88 to 1.

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Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto, received by the company for the year ended December 31, 2017, or written representations from certain reporting persons, we believe that during the year ended December 31, 2017, all filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock.

Related Party Transactions

We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the company’s last fiscal year was, our director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2017.

48	Realty Income | 2018 Proxy Statement

Security Ownership of Certain Beneficial
Owners and Management

The following table sets forth, as of March 8, 2018, based on 284,374,321 shares of common stock outstanding on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:

NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
John P. Case (1)	180,794	0.1
Sumit Roy (2)	80,281	*
Paul M. Meurer (3)	43,437	*
Michael R. Pfeiffer (4)	27,070	*
Neil M. Abraham (5)	16,972	*
Michael D. McKee (6)	141,500	*
Kathleen R. Allen (7)	78,000	*
A. Larry Chapman (8)	23,757	*
Priya Cherian Huskins (9)	19,313	*
Ronald L. Merriman (10)	16,075	*
Stephen E. Sterrett (11)	16,000	*
Gregory T. McLaughlin (12)	15,986	*
All current directors and executive officers of the company, as a group (14 persons)	687,736	0.2

* Less than one-tenth of one percent

STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	49,188,024	17.45%
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10055	29,151,832	10.30%
State Street Corp. (15) One Lincoln St. Boston, MA 02111	18,992,434	6.74%
Vanguard Specialized Funds—Vanguard REIT Index Fund(16) 100 Vanguard Blvd. Malvern, PA 19355	18,452,871	6.54%
(1)	Mr. Case’s total includes 121,822 shares of unvested restricted stock and 58,972 shares owned of record by the Case Family Trust dated May 27, 2015, of which he is a trustee and has shared voting and investment power.
(2)	Mr. Roy’s total includes 61,768 shares of unvested restricted stock and 18,513 shares of stock.
(3)	Mr. Meurer’s total includes 30,152 shares of unvested restricted stock and 13,285 shares of stock.
(4)	Mr. Pfeiffer’s total includes 6,617 shares of unvested restricted stock and 20,453 shares owned of record by the Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.
(5)	Mr. Abraham’s total includes 14,799 shares of unvested restricted stock and 2,173 shares of stock.

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(6)	Mr. McKee’s total includes 109,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.
(7)	Dr. Allen’s total includes 78,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
(8)	Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 15,756 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.
(9)	Ms. Huskins’s total includes 19,313 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.
(10)	Mr. Merriman’s total includes 16,075 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
(11)	Mr. Sterrett’s total includes 8,002 shares of unvested restricted stock and 7,998 shares of stock.
(12)	Mr. McLaughlin’s total includes 15,986 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
(13)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 12, 2018, The Vanguard Group, Inc. (Vanguard) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 720,453 and 48,373,747 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 431,560 and 814,277 shares of our common stock, respectively. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 308,917 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 916,896 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(14)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. has sole power to vote or direct the vote of 26,619,991 shares of our common stock, and sole power to dispose or direct the disposition of 29,151,833 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.
(15)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2018, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of 18,992,434 shares of our common stock.
(16)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 2, 2018, Vanguard Specialized Funds—Vanguard REIT Index Fund (Vanguard REIT Index Fund) has sole power to vote or direct the vote of 18,452,871 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock. Vanguard REIT Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.

Equity Compensation Plan Information as of
December 31, 2017

The following table sets forth certain equity compensation plan information as of December 31, 2017. We historically have only granted shares of restricted stock, restricted stock units, and long-term performance shares under the equity plan.

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders	270,178(2)	n/a	1,432,329(3)
Equity compensation plans not approved by security holders	—	n/a	—
Total	270,178		1,432,329
(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)	Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.
(3)	Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 245,309 performance shares assuming target performance, and 24,869 restricted stock units outstanding at December 31, 2017.

50	Realty Income | 2018 Proxy Statement

Audit Related Matters

Annual Review of Independent Registered Public Accounting Firm

In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including:

✓	Global firm reputation;
✓	Global and national support;
✓	Competency and service by the engagement team, including industry expertise;
✓	Management’s input as to the firm’s technical expertise and knowledge; and
✓	Quality and breadth of services provided relative to the cost of those services.

The results of this assessment were taken into consideration when determining whether to reappoint KPMG LLP for the year ended December 31, 2018. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interest of the company.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2017 and 2016 were as follows:

	2017(1)	2016(1)
Total audit fees (2)	$1,970,400	$1,768,000
Tax fees (3)	315,194	370,000
(1)	There were no additional audit-related fees or other fees incurred during 2017 or 2016 other than those set forth above.
(2)	Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $255,000 in 2017 and $235,000 in 2016, and the audit of internal controls.
(3)	Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.

Pre-approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.

The Audit Committee has delegated a portion of its responsibility to pre-approve non-audit engagement services to be performed by our auditor in the following manner:

✓	Select members of management have authority up to $100,000;
✓	The Audit Committee Chair has authority up to $250,000; and
✓	The Audit Committee has authority for engagement services greater than $250,000.

Realty Income | 2018 Proxy Statement	51

Audit Related Matters

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG LLP in 2017 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (Realty Income), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (NYSE). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC), which was adopted by Realty Income’s Board of Directors. In 2017, the Audit Committee met eight times.

The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG LLP, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2017. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Submitted on March 15, 2018 by the members of the Audit Committee of Realty Income’s Board of Directors.

Ronald L. Merriman, Chair

Kathleen R. Allen, Ph.D.

A. Larry Chapman

Gregory T. McLaughlin

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended (the Exchange Act), except to the extent that Realty Income specifically incorporates the same by reference.

52	Realty Income | 2018 Proxy Statement

Frequently Asked Questions

When is the Annual Meeting?

The Annual Meeting will be held on May 18, 2018, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. Stockholders will be admitted to the Annual Meeting at 8:30 a.m. Pacific Time and the program will begin promptly at 9:00 a.m. Pacific Time.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to identify yourself as a stockholder when you arrive in order to receive certain Annual Meeting materials. Complimentary parking will be available.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders as of the close of business on the record date, March 8, 2018, will consider and vote upon:

•	The election of eight director nominees named in this Proxy Statement to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify;
•	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018;
•	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote); and
•	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 8, 2018 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 284,374,321 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How will I receive my Proxy Materials for the Annual Meeting?

Beginning on or about April 2, 2018, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (Notice) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.

In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various delivery options, while lowering the costs of print and delivery and reducing the environmental impact. The Notice is not a proxy and cannot be used to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered a “stockholder of record.” In this case, you receive your dividend check from Equiniti Trust Company. This year we have engaged the services of Broadridge Financial Solutions (Broadridge) to mail our Proxy Materials or Notice to our registered holders.

If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.

Realty Income | 2018 Proxy Statement	53

Frequently Asked Questions

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.

How do I vote?

You may vote or authorize a proxy to vote using any of the following methods:

By Internet
Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, May 17, 2018. In order to authorize your proxy, you will need to have available the control number that appears on the Notice or proxy you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.
By Telephone
Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, May 17, 2018. When you call, please have the proxy in hand that you received and/or requested via the Notice, along with the control number that appears on the proxy. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.
By Mail
If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy card in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
In person at the Annual Meeting
Vote your shares in person by attending the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a “legal proxy” from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote in person at the Annual Meeting.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends that you vote your shares as follows:

✓	Proposal 1: FOR the election to the Board of Directors of the eight nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
✓	Proposal 3: FOR the say-on-pay vote.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendation of our Board of Directors, which are as follows:

✓	Proposal 1 FOR the election to the Board of Directors of the eight nominees listed in this Proxy Statement;
✓	Proposal 2 FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
✓	Proposal 3 FOR the say-on-pay vote.

In the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

54	Realty Income | 2018 Proxy Statement

Frequently Asked Questions

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors or the say-on-pay vote, but can vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing one of the following:

•	delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•	signing and returning to our Corporate Secretary a proxy bearing a later date;
•	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.

What are the quorum and voting requirements on the three proposals mentioned in this Proxy Statement?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker, or other holder of record of shares for a beneficial owner properly executes and returns a proxy card, but does not vote on a matter because the bank, broker, or other holder does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner.

The following outlines the vote required and impact of abstentions and broker non-votes for each proposal at the Annual Meeting:

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors (1)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.	Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares for director nominees.
2	Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.	Abstentions will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.
3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.	Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

(1)	In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.
(2)	Pursuant to the terms of our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.

Realty Income | 2018 Proxy Statement	55

Frequently Asked Questions

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?

This Proxy Statement (which includes the Notice of Annual Meeting) and our 2017 Annual Report are available on our website at http://www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation material will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

56	Realty Income | 2018 Proxy Statement

Stockholder Proposals for 2019

Annual Meeting

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2019 annual meeting of stockholders, they must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 3, 2018.

For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2019 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November 3, 2018 and December 3, 2018 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.

In addition, if a stockholder desires to bring business (including director nominations) before our 2019 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2019 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 3, 2018 and December 3, 2018. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

Householding of Proxy Materials

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Realty Income | 2018 Proxy Statement	57

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the Exchange Act), which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors, Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

April 2, 2018

58	Realty Income | 2018 Proxy Statement

REALTY INCOME CORPORATION SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E44124-P04081	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the eight director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018 and FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement.

Proposal 1. To elect the following eight director nominees to serve until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:		For	Against	Abstain
Nominees:

1a.	Kathleen R. Allen	☐	☐	☐

1b.	John P. Case	☐	☐	☐

1c.	A. Larry Chapman	☐	☐	☐

1d.	Priya Cherian Huskins	☐	☐	☐

1e.	Michael D. McKee	☐	☐	☐

1f.	Gregory T. McLaughlin	☐	☐	☐

1g.	Ronald L. Merriman	☐	☐	☐

1h.	Stephen E. Sterrett	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

	For	Against	Abstain

Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018.	☐	☐	☐

Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44125-P04081

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Friday, May 18, 2018
9:00 a.m., Pacific Time San Diego Marriott Del Mar 11966 El Camino Real San Diego, CA 92130

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders on May 18, 2018.

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the eight director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018 and "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any adjournment or postponement thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournment or postponement thereof and otherwise to represent you at the Annual Meeting and any adjournment or postponement thereof with all powers possessed by you, if personally present.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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